

SINO RESOURCES CAPITAL

# Project Ocean – Valuation considerations for JNMC

**CONFIDENTIAL**

# Contents



1. **Executive summary** — **Page 2**
2. **Valuation methods** — **Page 3**
3. **Risks** — **Page 4**
4. **KMK share price performance** — **Page 5**
5. **Valuation methods** — **Page 6**
    1. Completed Transactions: Metal multiple — Page 6
    2. Completed transactions: % Premium — Page 8
    3. Combined Method — Page 10
6. **Valuation summary** — **Page 11**



# Executive Summary

**In order to assess the fair acquisition price of Continental Minerals, a range of different valuation methods can be used with appropriate adjustments to factor in the unique characteristics of the company and its assets.**

| Valuation Metric | Value per Share |
|---|---|
| Completed Transactions: EV / Cu lb Eq | C$2.60 per share |
| Completed Transactions: % Premium | C$2.45 per share |
| Combined Method | C$2.45 per share |

**After completing a comprehensive valuation review, SRC have found that a range of C$2.45-2.60 per share is appropriate. JNMC have made an indicative offer, subject to due diligence, of C$2.58 per share which is at the top of the valuation range.**



# Valuation methods

**Value has been assessed in several ways including comparison methods (recent transaction multiples, premiums paid) and discounted cashflow analysis (NPV).**

When using comparison methods, adjustments should be made in order to take into account relevant differences when aiming to determine value by using precedent transactions:

- **Asset level:** All assets will have individual characteristics, including deposit type, quality, mine life, location, and stage of development, etc.
- **Corporate level:** The corporate environment fluctuates, driven by corporate activity (M&A supply/demand), prevailing economic conditions, commodity prices, etc.

KMK have provided JNMC with a presentation titled "Continental Minerals: World Class Copper Assets Xietongmen, Newtongmen & Langtongmen" ("KMK Presentation") which will form the basis of this analysis. We have excluded some transactions in the KMK Presentation because they are not comparable on the basis of factors such as:

- **Asset type:** Acquisitions of non-copper assets have been excluded
- **Corporate activity:** Bidding wars and overly hostile transactions have been excluded



# Risks

**The location of the KMK assets introduces a unique set of risk characteristics that impacts the relative valuation of metal in the ground and the future expected cashflows compared to other deposits, and these risks need to be accounted for:**

| Risk characteristics | |
|---|---|
| Operating costs | High altitude mining at 3,900-5,700 meters |
| Infrastructure | Unknown power supply, road and rail capacity |
| Environmental | Sensitive area to operate in |
| Political | Tibet is a politically sensitive region with community issues |
| Construction | High altitude site increases capital costs |
| Regulatory | Mining license and various operational approvals |
| Tax | US tax liabilities |

**As result of these risk characteristics of the KMK deposits, SRC has increased the discount rate on future expected cashflows and has applied a risk-adjusted discount to relevant completed transactions.**



# KMK share price performance

The KMK share price closed at C$1.97 on Wednesday 24 June 2010. The share placement to Zijin Mining on 1 October 2009 @ C$1.07 per share for ~23 million shares or ~14% of the company led to significant share price appreciation over a relatively short period of time which was not been matched by the broader TSX Metals and Mining Index.



3.00
2.50
2.00
1.50
1.00
0.50
-
Blue – Unadjusted Share Price
Grey – TSX Metals and Mining Index adjustment post Zijin Placement
Zijin Placement @ C$1.07 per share
May 2007
Jul 2007
Sep 2007
Nov 2007
Jan 2008
Mar 2008
May 2008
Jul 2008
Sep 2008
Nov 2008
Jan 2009
Mar 2009
May 2009
Jul 2009
Sep 2009
Nov 2009
Jan 2010
Mar 2010
May 2010

If the KMK share price performed in line with the TSX Metals and Mining Index from the day of the Zijin placement the share price would have appreciated ~15% by 24 June 2010, resulting in a current price of ~C$1.23.

We believe that that the KMK share price already incorporates a significant takeover premium.

*Source: Bloomberg 25 June 2010, TSX Metals and Mining Index 1/10/2009:3189.6 and 24//6/2010:3660.19*



# Method 1: Metal multiple

On a Measured, Indicated and Inferred Resource basis, KMK has a metal value spilt of roughly 73% copper and 27% gold. By using the gold metal value as a copper metal credit, the copper resource increases from 6,581 million lb to 9,019 million lb Equivalent ("Eq") using conversion prices of Cu 2.50/lb and Au 850/oz.

## Resources

| Deposits | Ore | Grade | | Contained Metal | | |
|---|---|---|---|---|---|---|
| | Mt | Cu% | Au g/t | Cu kt | Cu M lbs | Au koz |
| Xietongmen | 223 | 0.43% | 0.59 | 958 | 2,113 | 4,228 |
| Newtongmen | 654 | 0.31% | 0.14 | 2,026 | 4,468 | 2,942 |
| Langtongmen | 115 | 0.25% | 0.25 | - | - | - |
| Total | 992 | 0.33% | 0.25 | 2,985 | 6,581 | 7,171 |

## Relative Value

| Deposits | Cu US$m | Au US$m | Total US$m | Cu % | Au % | Total % |
|---|---|---|---|---|---|---|
| Xietongmen | 5,283 | 3,594 | 8,877 | 60% | 40% | 100% |
| Newtongmen | 11,169 | 2,501 | 13,670 | 82% | 18% | 100% |
| Langtongmen | - | - | - | - | - | - |
| Total | 16,452 | 6,095 | 22,547 | 73% | 27% | 100% |

## Copper Equivalent

| Deposits | Cu Equivalent | |
|---|---|---|
| | Cu kt | Cu M lbs |
| Xietongmen | 1,611 | 3,551 |
| Newtongmen | 2,480 | 5,468 |
| Langtongmen | - | - |
| Total | 4,091 | 9,019 |

*Source: KMK Presentation*

Note that there has been no 43-101 Resource estimate disclosed to the public market for the Langtongmen deposit. SRC has assigned no value to the Langtongmen tonnages that were included in the KMK Presentation on the basis that:

- These have not been confirmed by an independent expert
- The location of this deposit makes a conversion into reserves and ultimately cashflow unlikely at current forecast prices



# Method 1: Metal multiple

**The largest component in the KMK Enterprise Value ("EV") is market capitalisation. This key component will naturally vary depending on the assumed acquisition price per share of KMK. The current KMK share price is ~C$2.00 which converts to a EV / Cu lb Eq of ~USc 3.00.**

- EV is calculated as market capitalisation + "adjustment" (+ debt – cash)
- The latest release of the adjustment component is from the KMK Presentation in which KMK states on slide 9 that debt, cash and proceeds from in the money instruments totaled US$39.6 million
- In addition, SRC have applied a further adjustment of negative US$10 million to account for assumed expenses since January plus assumed KMK costs associated with a change of control event
- The market capitalisation is calculated on a fully diluted basis which includes in-the-money options. Revenue from converted options is deducted from the market cap when calculating the EV

| KMK / C$ per Share | USc / Cu lb Eq |
|---|---|
| 2.00 | 2.96 |
| 2.10 | 3.13 |
| 2.20 | 3.31 |
| 2.30 | 3.48 |
| 2.40 | 3.65 |
| 2.50 | 3.83 |
| 2.60 | 4.00 |
| 2.70 | 4.18 |
| 2.80 | 4.35 |
| 2.90 | 4.52 |
| 3.00 | 4.70 |
| 3.10 | 4.87 |
| 3.20 | 5.05 |
| 3.30 | 5.22 |

## Enterprise Value @ 2.00 C$ per Share

| | | |
|---|---|---|
| Market Capitalisation | US$M | 311 |
| Adjustment | US$M | (40) |
| Option Revenue | US$M | (14) |
| Acquisition Expense | US$M | 10 |
| Enterprise Value | US$M | 267 |

## EV / lb Cu Eq @ 2.00 C$ per Share

| | | |
|---|---|---|
| EV | US$ | 267 |
| Copper Equivalent | M lbs | 9,019 |
| EV / lb Cu Eq | USc | 2.96 |

*Source: KMK Presentation, Consolidated Financial Statements 31/12/2009*
*Note: CAD:USD 0.95, @ C$ 2.00 per share there are ~10.9 million options converted in addition to ~153.6 million common shares for a total of ~163.5 million*



# Method 1: Metal multiple

**The KMK Presentation contained a selection of transaction displaying an offer price for each company on a EV / Cu lb Eq basis. After eliminating transactions which are not comparable, the offer price for comparable transactions averaged USc 4.80. This average price converts to a KMK valuation of ~C$3.05 per share before risk adjustment.**



Kinross / Aurelian
Goldcorp / Canplats
Barrick / Arizona Star
IAMGOLD / Orezone
New Gold / Goldcorp / 70% El Morro
Randgold / Moto Goldmines
Jilin Jien / Canadian Royalties
Zijin Mining / Indophil Resources
Continental
Jinchuan / Tyler Resources
CRCC-Tongguan Investment / Corriente Resources
First Quantum / Scandinavian Metals
4.80
Competitive bidding
2.00
4.00
6.00
8.00
10.00
12.00
14.00

Note that if the Barrick / Arizona Star transaction is not included on the basis that the deposit is being acquired by a primary gold producer to be developed as such, the average falls to USc 3.65, which translates into a per share value of C$2.40 without any risk adjustment.

*Source: KMK Presentation, copper metal transactions*



# Method 2: % Premium

The average premium for comparable transactions average 46%, which implies a KMK value of ~C$2.90 before risk adjustments, based of a current share price of ~C$2.00. In addition, SRC believes that the current share price of KMK already incorporates a significant takeover premium as previously discussed.



IAMGOLD / Orezone (Essakane)
Inmet / Petaquilla
Jinchuan / Tyler Resources
Goldcorp / Canplats
Mercator / Stingray Copper
Randgold / Moto Goldmines
Kinross / Aurelian
Wega Mining / Goldbelt
Sino Gold / Golden China
Sherwood Copper / Western Keltic Mines
Quadra / Centenario Copper
Goldcorp / Gold Eagle
First Quantum / Kiwara
Zijin Mining / Indophil Resources
CRCC - Tongling / Corriente Resources
Eldorado / Frontier Pacific
Minmetals / Jiangxi Copper / Northern Peru Coppe
Teck Cominco / Global Copper (Relincho)
Barrick / Arizona Star
Newmont / Miramar
46%
Competitive bidding
-
20%
40%
60%
80%
100%
120%
140%

*Source: KMK Presentation, copper metal transactions, Inmet / Petaquilla taken out due to the hostile nature of this transaction*



# Method 3: Combined method

**SRC have constructed a detailed discounted cashflow ("DCF") valuation model of the Xietongmen deposit, based on the Aker Kvaerner Technical Report from September 2007, with some adjustments based on comments by JNMC. Since there is no bankable feasibility study of the Newtongmen deposit it is currently premature to include this in a DCF valuation model. The Newtongmen deposit can however be valued based on its risk adjusted metal value on a Cu lb Eq basis.**

## Xietongmen: DCF

| | NPV US$M | NPV C$M | EV Adjust. C$M | Total C$M | Per Share C$ |
|---|---|---|---|---|---|
| (X) NPV @ 12.00 % | 360 | 379 | 56 | 435 | 2.66 |
| (X) NPV @ 13.00 % | 309 | 325 | 56 | 381 | 2.33 |
| (X) NPV @ 14.00 % | 262 | 276 | 56 | 332 | 2.03 |
| (X) NPV @ 15.00 % | 221 | 232 | 56 | 288 | 1.76 |
| (X) NPV @ 16.00 % | 183 | 193 | 56 | 249 | 1.52 |

## Newtongmen: Metal multiple

| | Billion Cu lb Eq | Total C$M | Per Share C$ |
|---|---|---|---|
| USc / Cu lb Eq @ 1.00 | 5,468 | 58 | 0.35 |
| USc / Cu lb Eq @ 1.10 | 5,468 | 63 | 0.39 |
| USc / Cu lb Eq @ 1.20 | 5,468 | 69 | 0.42 |
| USc / Cu lb Eq @ 1.30 | 5,468 | 75 | 0.46 |
| USc / Cu lb Eq @ 1.40 | 5,468 | 81 | 0.49 |

A relevant comparable for Newtongmen is Antares Minerals, a junior copper exploration company with a high altitude pre-feasibility deposit containing 13.36 billion lb Cu Eq and a current market capitalisation of C$157 million plus ~C$11 million in cash and cash equivalent. Antares Minerals is currently trading at USc ~1.19 per pound.

By employing a risk adjusted discount rate of 14% to the Xietongmen forecast cashflows and a risk adjusted price of 1.20c per Cu lb Eq for Newtongmen we arrive at total value of C$2.03 + 0.42 = C$2.45 per share.

*Note: CAD:USD 0.95, Au US$850/oz and CuUS$2.50/lb. Newtongmen resource base using Measured, Indicated and Inferred*



## Valuation Summary

By using a range of valuation methods based on comparable transaction in addition to a combined method of both DCF and a metal multiple, we are able to derive a range of per share valuations on a pre risk adjusted basis. In order to account for the unique risk characteristics of the KMK assets SRC has assigned a 15% discount to comparable transactions.

| Valuation Metric | Result | Risk Adjustment | Final |
|---|---|---|---|
| Completed Transactions: EV / Cu lb Eq | ~C$3.05 per share | 15% | C$2.60 |
| Completed Transactions: % Premium | ~C$2.90 per share | 15% | C$2.45 |
| Combined Method | ~C$2.45 per share | Contained | C$2.45 |

JNMC have made an indicative offer subject to due diligence of C$2.58 per share which is at the top of our valuation range of C$2.45-2.60.